Exhibit 2.1.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 (the “Amendment”) among Artisan Components, Inc., a Delaware corporation (“Parent”), Venice Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and NurLogic Design, Inc., a California corporation (the “Company”), to the Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated October 18, 2002 among Parent, Merger Sub, Company and William R. Peavey (the “Securityholder Agent”), is effective as of November 20, 2002.

RECITALS

A.    Parent, Merger Sub and Company entered into the Reorganization Agreement providing for the merger of Company with and into Merger Sub.

B.    Parent, Merger Sub and Company desire to make certain amendments to the Reorganization Agreement as set forth in this Amendment.

NOW, THEREFORE, the parties hereby agree to amend the Reorganization Agreement as follows:

1.    Amendment of Section 9.1(b)(i).    Section 9.1(b)(i) of the Reorganization Agreement is amended and restated as follows:

“by either Parent or the Company if: (i) the Closing Date has not occurred by January 15, 2003 (or January 31, 2003 if Parent has not obtained a permit for the issuance of the Parent Common Stock from the California Department of Corporations prior to January 15, 2003) as a result of a condition to Closing not having been satisfied prior to such date or otherwise (provided that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure constitutes a breach of this Agreement);”

2.    Remaining Provisions.    Except as expressly amended by this Amendment, all provisions of the Reorganization Agreement shall remain in full force and effect.

3.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date thereof if delivered personally, (ii) the next business day if delivered by commercial delivery service, (iii) three business days after being mailed by registered or certified mail (return receipt requested) or (iv) the date thereof if sent via facsimile (with acknowledgment of complete transmission and a confirming copy sent by mail) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Merger Sub, to:

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, California 94089-1013

Attention: Chief Executive Officer

Telephone: (408) 734-5600

Facsimile: (408) 734-0546

with a copy to:

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, California 94089-1013

Attention: General Counsel

Telephone: (408) 734-5600

Facsimile: (408) 734-0546

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Robert P. Latta, Esq.

                  Julia Reigel, Esq.

Telephone: (650) 493-9300

Facsimile: (650) 845-5000

(b)  if to the Company, to:

NurLogic Design, Inc.

5580 Morehouse Drive

San Diego, California 92121

Attention: William R. Peavey

Telephone: (858) 455-7570

Facsimile: (858) 455-1083

with a copy to:

Stradling Yocca Carlson & Rauth

600 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: C. Craig Carlson, Esq.

Telephone: (949) 725-4125

Facsimile: (949) 823-5125

(c)  if to the Securityholder Agent:

William R. Peavey

NurLogic Design, Inc.

5580 Morehouse Drive

San Diego, CA 92121

Telephone: 858-455-7570

Facsimile: 858-455-1083

(d)  if to the Escrow Agent:

U.S. Bank, N.A.

One California Street, Suite 2550

San Francisco, CA 94111

Attention: Ann Gadsby

Telephone: 415-273-4532

Facsimile: 415-273-4591

4.    Counterparts.    This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.    Governing Law.    This Amendment and the Merger Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their duly authorized respective officers, all as of the date first written above.

NURLOGIC, INC. a California corporation		ARTISAN COMPONENTS, INC. a Delaware corporation

By:	/s/ WILLIAM R. PEAVEY	By:	/s/ JOY E. LEO
	William R. Peavey President and Chief Executive Officer		Joy E. Leo Vice President, Finance and Administration, Chief Executive Officer and Secretary

VENICE ACQUISITION CORP. a Delaware corporation

By:	/s/ JOY E. LEO
Joy E. Leo Vice President, Finance and Administration, Chief Executive Officer and Secretary

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